Exhibit 15

November 14, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Ford Motor Credit Company Registration Statements
Nos. 333-131062 and 333-132557 on Form S-3

Commissioners:

We are aware that our report dated November 14, 2006 on our review of interim financial information of Ford Motor Credit Company (the "Company") for the three-month and nine-month periods ended September 30, 2006 and 2005 included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in the aforementioned Registration Statements.

As discussed in Note 12 to the interim financial statements, the Company restated its December 31, 2005 and September 30, 2005 financial statements.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan